Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Live Oak Bancshares, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Live Oak Bancshares, Inc. (the “Company”) of our report dated March 6, 2015 (except for the Reclassifications and Corrections described in Note 1, for which the date is May 27, 2015) with respect to the consolidated financial statements of Live Oak Bancshares, Inc., which report appears in the Company’s 2014 Annual Report.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Greenville, North Carolina

July 22, 2015